Exhibit 99.1

Company Contact: Mr. Tao Li Chief Executive Officer China Green Agriculture Tel:+86-29-88266386 E-mail: kingtone@techteam.com.cn	Investor Relations Contact: Mr. Crocker Coulson President CCG Elite Investor Relations Tel: +1-646-213-1915 (NY Office) E-mail: crocker.coulson@ccgir.com

FOR IMMEDIATE RELEASE

China Green Agriculture, Inc. Retains CCG Elite for Investor Relations Service

Xi’an, China - February 6, 2008 - China Green Agriculture, Inc. (OTC Bulletin Board: CGAG) (“China Green Agriculture” or “the Company”), through its wholly owned subsidiary, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd., (“TechTeam”) a leading producer and distributor of humic acid (“HA”) organic liquid compound fertilizer, today announced that it has retained CCG Elite Investor Relations (“CCG Elite”), an affiliate of CCG Investor Relations, to design and execute its investor relations strategy.

TechTeam is engaged in the research, development, production and distribution of HA organic liquid compound fertilizer in the People’s Republic of China (the “PRC”). The Company distributes its products in 27 provinces in China through its 450 wholesalers and four regional offices. The Company has a portfolio of 111 products. Its high end product line, branded Jinong, accounted for 70% and 62% of its sales revenue and net income, respectively, in the fiscal year ended June 30, 2007. TechTeam generated revenues of $15.2 million and net income of $6.9 million in the fiscal year of 2007, up 92.4% and 156%, respectively, from the fiscal year of 2006.

“We look forward to collaborating with CCG Elite to raise our visibility both in the investment community and with the financial media as we seek to become the market leader in green fertilizer catering to the Chinese agriculture industry,” said Mr. Tao Li, the Company’s CEO.

TechTeam has an automated production facility of 47,000 square meters, capable of producing approximately 10,000 metric tons of fertilizer annually. Furthermore, TechTeam is actively involved in R&D efforts to increase the number of new products in its development pipeline. It conducts product testing in its state-of-the-art, 137,000 square meter R&D facility, which has six intelligent, soil-free greenhouses equipped with imported irrigation systems and testing equipment. The Company sells the produce grown during product testing to consumers, and generated approximately $1.8 million of additional net sales to TechTeam in the fiscal year ended June 30,2007. TechTeam has a short product development cycle which has enabled it to introduce new products to the market on a timely basis.

China’s fertilizer market is experiencing steady growth and is currently valued at $49 billion. At this level, China accounts for roughly 35% of global fertilizer consumption, according the Chinese Ministry of Agriculture. However, the Agriculture Technology Promotion Center states that as of 2003, only 25% of fertilizer used in China was organic, while that figure stands at roughly 50% in the developed world. Using this standard as an agricultural industry goal in China, organic fertilizer is positioned for significant growth over the next several years.

“We are dedicated to develop products that are tailored to farmers’ specific needs in different regions, for different crops, and in varying climate and soil conditions that require specialized fertilizers. We believe our R&D efforts will increase TechTeam’s brand recognition and market share in the agricultural industry,” stated Mr. Li.

“TechTeam is a leading HA organic liquid compound fertilizer producer and distributor in China, and is well positioned to take advantage of a largely fragmented, emerging fertilizer market," said Crocker Coulson, President of CCG Elite. “Given its strong management team, research and development expertise and strong pipeline of potential new products, TechTeam presents an attractive investment opportunity with the potential to build shareholder value over the long term."

About China Green Agriculture, Inc.

China Green Agriculture, Inc. produces and distributes humic acid (“HA”) organic liquid compound fertilizer through its wholly owned subsidiary, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd., (“TechTeam”). TechTeam produces and sells approximately 10,000 metric tons of 111 different kinds of fertilizer products per year. All of TechTeam's fertilizer products are certified by the PRC government as green products and suitable for growing Grade AA "green" foods, also known as green products that contain little or no chemical materials, as stated by the China Green Food Research Center. TechTeam's fertilizers are highly concentrated liquids which require an application of approximately 120 ml per mu per application. Its average customer has approximately four mu of land (one mu = .165 acres).

TechTeam currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 27 provinces in the PRC. The leading five provinces by revenue for the fiscal year ended June 30, 2007 include Heilongjiang (9.99%), Guangdong (7.81%), Xinjiang (6.59%), Shandong (5.81%), and Henan (5.80%).

About CCG Elite

CCG Elite is uniquely positioned to provide an outsourced, high-level investor relations solution that combines in-depth understanding of Asia's corporate culture and economic scene and a direct pipeline into the leading funds and broker-dealers in the U.S. CCG Elite is a global, full-service investor relations agency with corporate headquarters in Los Angeles and offices in New York City, Newport Beach, California, Dallas, Texas, Hong Kong, Beijing and Shanghai. For further information, contact CCG Elite directly, or visit the Company's Web site at http://www.ccgelite.com.

Cautionary Statement

This press release contains forward-looking information about China Green Agriculture and TechTeam. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should.” “project,” “plan,” “seek,” “intend,” or “anticipate,” or the negative thereof or comparable terminology, and statements which may include discussions of strategy, and statements about industry trends future performance, operations and products of each of the entities referred to above. These forward-looking statements are subject to risks and uncertainties. Actual performance results may vary from expectations and projections as a result of various factors. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially and adversely affect the Company. The Company hereby disclaims any obligation or undertaking to release publicly any updated revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which such statements are based.